Exhibit 22

Subsidiary Guarantors and Issuers of Guaranteed Securities
The following subsidiaries (the "Obligor Group") of Silgan Holdings Inc. (the "Issuer") were, as of December 31, 2022, guarantors of the Issuer's 3¼% Senior Notes due 2025, 4⅛% Senior Notes due 2028, 2¼% Senior Notes due 2028, and 1.4% Senior Secured Notes due 2026:

Name of Subsidiary	Jurisdiction of Organization
Silgan Holdings LLC	Delaware
Silgan Corporation	Delaware
Silgan Containers LLC	Delaware
Silgan Containers Manufacturing Corporation	Delaware
Silgan White Cap LLC	Delaware
Silgan White Cap Corporation	Delaware
Silgan White Cap Americas LLC	Delaware
Silgan Equipment Company	Delaware
Silgan ipec Corporation	Delaware
Silgan Closures International Holding Company	Delaware
Silgan Plastics LLC	Delaware
Silgan Plastics Corporation	Delaware
Silgan Plastic Food Containers Corporation	Delaware
Silgan Tubes Holding Company	Delaware
Portola Packaging LLC	Delaware
Silgan Dispensing Systems Holdings Company	Delaware
Silgan Dispensing Systems Corporation	Delaware
Silgan Dispensing Systems Slatersville LLC	Rhode Island
Silgan Dispensing Systems Metal Holdings Corporation	Delaware
Silgan Dispensing Systems Covit America Corporation	Delaware
Silgan Dispensing Systems Metal Real Estate Corporation	Delaware
Silgan Dispensing Systems Thomaston Corporation	Delaware
Silgan Specialty Packaging LLC	Delaware
Silgan Unicep Packaging LLC	Delaware